Exhibit 8.1

Dewey & LeBoeuf LLP 1101 New York Avenue, N.W. Washington, DC 20005-4213 tel +1 202 346 8000 fax +1 202 346-8102

October 9, 2009

To the addressees listed
on Schedule I hereto

Re:	Ford Credit Floorplan Master Owner Trust A, Series 2009-2 Floating Rate Asset Backed Notes – Tax Opinion

Ladies and Gentlemen:

We have acted as special tax counsel to Ford Motor Credit Company LLC, a Delaware limited liability company ("Ford Credit"), Ford Credit Floorplan Corporation, a Delaware corporation ("FCF Corp"), and Ford Credit Floorplan LLC, a Delaware limited liability company ("FCF LLC" and, together with FCF Corp, the "Depositors"), in connection with the issuance by Ford Credit Floorplan Master Owner Trust A, a Delaware statutory trust (the "Trust"), of its Series 2009-2 Floating Rate Asset Backed Notes (the "Series 2009-2 Notes").  The Series 2009-2 Notes are being issued pursuant to the Amended and Restated Indenture, dated as of August 1, 2001, as amended and restated as of May 1, 2008 (the "Indenture"), between the Trust and The Bank of New York Mellon (formerly known as The Bank of New York), a New York banking corporation, as indenture trustee (the "Indenture Trustee"), as supplemented by the Series 2009-2 Indenture Supplement, dated as of October 1, 2009 (the "Series 2009-2 Indenture Supplement"), between the Trust and the Indenture Trustee.  Capitalized terms not otherwise defined herein are used as defined in the Indenture and the Series 2009-2 Indenture Supplement.

In connection with the opinions expressed herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such documents as we have deemed necessary or appropriate, including the following:

(a)	the Indenture;

(b)	the Series 2009-2 Indenture Supplement;

(c)	a specimen of the Series 2009-2 Notes;

New York   |   London multinational partnership   |   Washington, DC
Albany   |   Almaty   |   Beijing   |   Boston   |   Brussels   |   Chicago   |   Doha   |   Dubai
 Frankfurt   |   Hong Kong   |   Houston   |   Johannesburg  (pty ) ltd.  |   Los Angeles   |   Milan   |   Moscow
Paris multinational partnership   |   Riyadh affiliated office   |   Rome   |   San Francisco   |   Silicon Valley   |   Warsaw

To the addressees listed
     on Schedule I hereto
October 9, 2009

(d)
the Amended and Restated Trust Agreement, dated as of August 1, 2001 (as amended, modified or supplemented, the "Trust Agreement") among the Depositors and U.S. Bank Trust National Association, as owner trustee (the "Owner Trustee") and Delaware trustee (the "Delaware Trustee"); and

(e)	the Second Amended and Restated Expense Allocation and Reconciliation Agreement, dated as of July 1, 2004, by and between FCF Corp and FCF LLC.

The documents listed in clauses (a) through (e) are collectively referred to as the "Transaction Documents".

We have also examined originals or copies of the preliminary prospectus supplement, dated September 28, 2009 (the "Preliminary Prospectus Supplement"), filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b)(3) on September 30, 2009 (the Preliminary Prospectus Supplement and the base prospectus, dated September 22, 2009 (the "Base Prospectus"), together being referred to as the "Preliminary Prospectus"); and the final prospectus supplement, dated September 29, 2009 (the "Final Prospectus Supplement"), filed with the Commission pursuant to Rule 424(b)(2) on October 1, 2009 (the Final Prospectus Supplement and the Base Prospectus, together being referred to as the "Final Prospectus" and, together with the Preliminary Prospectus, the "Prospectus").

In rendering the opinions expressed herein, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  We have assumed and have not verified the accuracy as to factual matters of the representations and warranties of the Trust in the Transaction Documents.  We have also reviewed such questions of law as we have considered necessary for purposes of the opinions expressed herein.  We have assumed the due authorization, execution and delivery of all agreements referred to herein by all the parties thereto and that such agreements are valid and binding agreements of the parties thereto.  We have assumed that the Trust and each other party to any such agreement has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it.

We have, for purposes of rendering the opinions expressed herein, also relied on the representations of FCF Corp and FCF LLC set forth in the representation letters dated as of October 9, 2009.  The opinions expressed herein are also based on the assumption that there are no agreements or understandings with respect to those transactions contemplated in the Transaction Documents other than those contained in the Transaction Documents.  Furthermore, the opinions expressed herein are based on the assumption that all parties to the Transaction Documents will comply with the terms thereof, including all tax reporting requirements contained therein.

Based upon the foregoing and consideration of such other matters as we have deemed appropriate, we are of the opinion that:

To the addressees listed
     on Schedule I hereto
October 9, 2009

1.           Neither the execution and delivery of the Series 2009-2 Indenture Supplement nor the issuance of the Series 2009-2 Notes will (x) adversely affect the federal income tax characterization as debt of any outstanding Series or Class of Notes of the Trust that were characterized as debt at the time of their issuance, (y) cause the Trust to be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or (z) cause or constitute an event in which gain or loss would be recognized by any Noteholder.

2.
The Trust will not be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes and will be treated for U.S. federal income tax reporting purposes as a division of the Depositors.

3.	The Series 2009-2 Notes will be characterized as debt for U.S. federal income tax purposes.

4.
The statements contained in the Base Prospectus, the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the headings "Summary—Tax Status" and "Material Federal Income Tax Consequences," insofar as such statements constitute a summary of law and legal conclusions, and subject to the qualifications set forth therein, have been prepared or reviewed by us and are correct in all material respects.

We do not express any opinion as to any laws other than the federal tax laws of the United States of America.  The opinions set forth herein are based upon the existing provisions of the Internal Revenue Code of 1986, as amended, and Treasury regulations issued or proposed thereunder, published revenue rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time.  Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based.  The opinions expressed herein are limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Transaction Documents or the effect of such transactions.

We are furnishing this opinion letter to you solely for your benefit in connection with the transactions contemplated by the Transaction Documents.  This opinion letter is rendered as of the date hereof and we undertake no obligation to update this opinion letter or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion letter is based (including the taking of any action by any party to the Transaction Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion letter unless we are specifically engaged to do so.  This opinion letter is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein.  This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.  This opinion letter may

To the addressees listed
     on Schedule I hereto
October 9, 2009

not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

______________________

Pursuant to U.S. Treasury Department Circular 230, any tax advice contained in this communication is not intended or written to be used, and cannot be used, for the purpose of avoiding tax-related penalties.  Further, this advice was written to support the promotion or marketing of the transaction and/or matters addressed herein and each affected party should seek advice based on its particular circumstances from an independent tax advisor.

Very truly yours, /s/ Dewey & LeBoeuf LLP

SCHEDULE I

Ford Motor Company
One American Road
Dearborn, Michigan 48126

Ford Motor Credit Company LLC
One American Road
Dearborn, Michigan 48126

Ford Credit Floorplan Corporation
One American Road
Dearborn, Michigan 48126

Ford Credit Floorplan LLC
One American Road
Dearborn, Michigan 48126

Ford Credit Floorplan Master Owner Trust A
c/o U.S. Bank Trust National Association,
as Owner Trustee
300 Delaware Avenue, Ninth Floor
Wilmington, Delaware 19801

Ford Credit Floorplan Master Owner Trust B
c/o U.S. Bank Trust National Association,
as Owner Trustee
300 Delaware Avenue, Ninth Floor
Wilmington, Delaware 19801

U.S. Bank Trust National Association,
as Owner Trustee
300 Delaware Avenue, Ninth Floor
Wilmington, Delaware 19801

The Bank of New York Mellon
as Indenture Trustee
101 Barclay Street
New York, New York 10286

Wells Fargo Bank, National Assocation,
as Back-up Servicer
Sixth Street and Marquette Avenue
Minneapolis, Minnesota 55479

Barclays Capital Inc.
Morgan Stanley & Co. Incorporated,
on behalf of themselves and as Representatives of the several Underwriters
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

DBRS, Inc.
140 Broadway, 35th Floor
New York, New York 10005

Standard & Poor's Ratings Services, a Standard & Poor's Financial Services LLC business
55 Water Street
New York, New York 10004

Moody's Investors Service, Inc.
99 Church Street
New York, New York 10007

Fitch, Inc.
One State Street Plaza
New York, New York 10004